Exhibit 99

Marine Products Corporation Reports
Fourth Quarter and Annual 2010 Financial Results

ATLANTA, January 26, 2011 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2010.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi and SSX Sportboats and Cuddy Cabins, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended December 31, 2010, Marine Products generated net sales of $20,814,000, an increase of 89.4 percent compared to $10,990,000 last year.  The increase in net sales was due to a significant increase in the number of boats sold and more normalized incentive costs as a percentage of net sales compared to the prior year, as well as a slight increase in the average gross selling price per boat.  The slight increase in average selling price per boat was principally due to a shift in model mix in our SSi Wide Tech, Sunesta and Robalo product lines.

Gross profit for the quarter was $3,595,000, or 17.3 percent of net sales, compared to a gross loss of $1,390,000 in the prior year.   The gross profit in the fourth quarter of 2010 resulted from higher sales, significantly lower retail incentive costs as a percentage of net sales, and increased efficiencies due to significantly higher production levels as compared to the fourth quarter of 2009.  We operated at significantly higher production levels compared to the prior year in response to an improved financing environment within our dealer network as well as stable retail demand for our products.

Operating profit for the quarter was $414,000 compared to an operating loss of $4,756,000 in the fourth quarter of last year.  The Company’s operating profit increased compared to the prior year primarily due to higher net sales and gross profit compared to the prior year.  Selling, general and administrative expenses decreased 5.5 percent to $3,181,000 in the fourth quarter compared to $3,366,000 in the prior year.  As a percentage of net sales, selling, general and administrative expenses decreased from 30.6 percent in the prior year to 15.3 percent in the current quarter due to leverage of fixed costs over higher net sales.

Net income for the quarter ended December 31, 2010 was $468,000 compared to a net loss of $2,764,000 in the prior year.  Net income increased compared to the prior year due to higher operating profit, partially offset by an increase in the income tax provision and slightly lower interest income.   Earnings per share for the quarter were $0.01 compared to $0.08 loss per share in the prior year.

4th Quarter 2010 Press Release

Net sales for the twelve months ended December 31, 2010 were $101,011,000, a 156.1 percent increase compared to the year ended December 31, 2009.  Net income for the twelve-month period was $3,853,000 or $0.11 earnings per share compared to net loss of $10,693,000 or $0.30 per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “In the fourth quarter of 2010, we continued to experience the ability and willingness of our dealer network to build inventory levels to meet anticipated customer demand for the 2011 retail selling season.  As a result, we were able to produce and sell a higher number of units and plan future production with more certainty than during the fourth quarter of 2009.  In addition, we recorded much lower retail incentive costs than in 2009 due to the renewed financial strength of our dealer network and their appropriate inventory levels relative to current and anticipated customer demand.

“As we enter the winter boat show season and spend time with our dealer network, we are guardedly optimistic about the upcoming retail selling season.  Attendance at the early winter boat shows has been slightly better than last year, and dealers and customers continue to be impressed with the benefits that our financial strength and management expertise present.  Also, our dealers are very enthusiastic about several of our new models for the 2011 model year.  One of these new models is the 330 Signature, a larger cruiser within this product line that offers two completely different interior options.   We have also introduced the highly innovative 327 SSX Sportboat.  The 327 SSX is now the largest model in our SSX line, is the first mid-cabin design in the industry, and places our larger boats in a stronger competitive position.  A new sportboat, the 246 SSi Wide Tech, is also popular at the winter boat shows, with good performance and several popular interior options,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 26, 2011 at 8:00 a.m. Eastern Time to discuss the results of the fourth quarter and full year.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 791-4309 or (913) 312-1403 and using the conference ID #1421016.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

4th Quarter 2010 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that our dealers enthusiastically received our newly introduced two larger models; our view that the near-term outlook for recreational boating continues to be uncertain; our belief that the selling environment for our products will continue to be lackluster in the immediate future; our ability to execute our strategy to use our financial strength and management expertise to design and build innovative products, and to expand and improve our dealer network; and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2009.

For information contact:
BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com
JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

4th Quarter 2010 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter					Twelve Months
	2010	2009	% BETTER (WORSE)		2010	2009	% BETTER (WORSE)
Net Sales	$20,814	$10,990	89.4%		$101,011	$39,439	156.1%
Cost of Goods Sold	17,219	12,380	(39.1)		83,298	45,996	(81.1)
Gross Profit (Loss)	3,595	(1,390)	N/M		17,713	(6,557)	N/M
Selling, General and Administrative Expenses	3,181	3,366	5.5		13,993	12,606	(11.0)
Operating Profit (Loss)	414	(4,756)	N/M		3,720	(19,163)	N/M
Interest Income	296	406	(27.1)		1,172	1,663	(29.5)
Income (Loss) Before Income Taxes	710	(4,350)	N/M		4,892	(17,500)	N/M
Income Tax Provision (Benefit)	242	(1,586)	N/M		1,039	(6,807)	N/M
Net Income (Loss)	$468	$(2,764)	N/M	%	$3,853	$(10,693)	N/M	%

EARNINGS (LOSS) PER SHARE
Basic	$0.01	$(0.08)	N/M	%	$0.11	$(0.30)	N/M	%
Diluted	$0.01	$(0.08)	N/M	%	$0.11	$(0.30)	N/M	%

AVERAGE SHARES OUTSTANDING
Basic	36,196	36,086			36,179	36,067
Diluted	36,746	36,086			36,668	36,067

4th Quarter 2010 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2010	2009
ASSETS
Cash and cash equivalents	$9,535	$2,573
Marketable securities	12,826	23,328
Accounts receivable, net	1,178	1,265
Inventories	21,882	19,487
Income taxes receivable	481	6,304
Deferred income taxes	920	1,008
Prepaid expenses and other current assets	1,451	2,783
Total current assets	48,273	56,748
Property, plant and equipment, net	12,416	13,310
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	30,007	16,117
Deferred income taxes	3,243	3,224
Other assets	5,097	5,077
Total assets	$102,809	$98,249

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,884	$1,972
Accrued expenses and other liabilities	8,616	8,711
Total current liabilities	10,500	10,683
Pension liabilities	5,581	5,689
Other long-term liabilities	423	365
Total liabilities	16,504	16,737
Common stock	3,708	3,688
Capital in excess of par value	371	-
Retained earnings	83,222	78,690
Accumulated other comprehensive loss	(996)	(866)
Total stockholders' equity	86,305	81,512
Total liabilities and stockholders' equity	$102,809	$98,249